UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

A. O. Smith Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 245008, Milwaukee, Wisconsin 53224-9508

(Address of principal executive offices, including zip code)

(414) 359-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 4, 2006, A. O. Smith Corporation (“the Company”) acquired all of the issued and outstanding shares of common stock of GSW Inc. (“GSW”) pursuant to the terms of an Offer to Purchase (“takeover bid”) dated February 23, 2006, and a compulsory acquisition transaction.

In the takeover bid and compulsory acquisition transaction the Company, through A. O. Smith Enterprises Ltd., an indirect wholly-owned subsidiary, paid $115 (Canadian) per GSW share (approximately $394 million (Canadian) in the aggregate) in cash.

A. O. Smith Enterprises Ltd. obtained the funds to acquire the shares from its available cash, $83 million (Canadian) borrowed under the terms of a credit agreement among it, the Company and Bank of America, $30 million (Canadian) which it borrowed under the terms of a term note program with certain insurance companies, and $281 million (Canadian) which was advanced to it by the Company under the terms of a promissory note. The Company used available cash and $224 million (U.S.) borrowed under the terms of a February 17, 2006, credit agreement between the Company and Bank of America, as Administrative Agent.

GSW is made up of two business segments, water heating and building products. The water heating segment manufactures and markets water heaters sold in the U.S. and Canada through its American Water Heater Company and GSW Water Heater subsidiaries. The water heater segment reported 2005 sales of $490 million (U.S.). The 2005 sales of the Building Products business were $30 million (U.S.).

A copy of the Company’s news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

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Item 9.01. Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

The required financial statements for GSW are not filed with the Current Report on Form 8-K, but will be filed by means of an amendment to this report as soon as practicable and in no event later than June 20, 2006.

(b)	Pro Forma financial information.

The pro forma financial information required in connection with the acquisition of GSW is not filed with this Current Report on Form 8-K, but will be filed by means of an amendment to this report as soon as practicable and in no event later than June 20, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

By:	/s/ W. David Romoser
W. David Romoser
Vice President, General Counsel
and Secretary

Date: April 7, 2006

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A. O. SMITH CORPORATION

EXHIBIT INDEX TO FORM 8-K

Report Dated April 7, 2006

Exhibit No.	Description
99.1	A. O. Smith Corporation News Release dated April 3, 2006.

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